Exhibit 99.4

Engility Employee FAQ

1.	Why is Engility buying Dynamics Research Corporation (DRC)?

The acquisition of DRC is a pivotal first step in our strategy of growth through strong partnerships and targeted acquisition opportunities and through this transaction we will be able to further expand and diversify our addressable market, customer base and capabilities.

Our long-term success and position as a differentiated leader in today’s consolidating federal services market will depend on a mix of organic growth and strategic acquisitions to derive the benefits of scale and provide contracting flexibility to the combined customer base.

The additional scale and strategic market position provided by the transaction will allow us to grow our business and withstand industry headwinds. It will also enable us to spread our infrastructure costs over a larger revenue base and increase our opportunities within Engility and DRC’s customer base.

Additionally, the transaction increases our access to additional contract vehicles and adds scale to our business, supporting long-term customer priority missions. DRC’s broad portfolio of over 300 active contracts, with prime positions on key Department of Defense (DoD) and federal civilian Indefinite Delivery, Indefinite Quantity (IDIQ) contract vehicles, expands Engility’s addressable market and further diversifies its customer base in the U.S. Air Force, Department of Veterans Affairs, Department of Homeland Security, Department of Health and Human Services, Military Health Service, Intelligence Community, and other federal civilian and DoD customers.

2.	Can you describe DRC’s employee base? How many DRC employees have a security clearance?

Led by a seasoned executive team, DRC brings a trusted, highly-specialized and talented workforce with a strong focus on customer service, complementing our own highly-skilled employees.

Over 150 DRC employees hold cyber professional certifications, and 60% of the DRC workforce has a Secret clearance or above. Almost 40% of DRC’s workforce has a Master’s Degree or above.

Further, DRC has delivered strong customer satisfaction, as evidenced by its CPARS scores (Contractor Performance Assessment Reporting System), which are consistently well above its industry peers.

3.	Will DRC be integrated into Engility or will it be run as an independent subsidiary or business unit?

At close, DRC will be a wholly-owned subsidiary of Engility. We intend to implement a collaborative integration plan for 2014, so the companies can go forward as a combined business in 2015.

4.	Why is this transaction good for Engility employees?

We are excited about the additional opportunities and value that this transaction represents for our collective business, our customers, our employees and our shareholders.

We welcome the talent and deep subject matter expertise that DRC employees will bring to our company. Together, the company will be well-positioned in new higher-growth markets, supporting long-term customer priority missions and providing access to key prime contract vehicles.

Engility was founded on a principle of continuous improvement in all aspects of our business to ensure mission success and maximum value for our customers, and DRC’s highly-skilled professionals and suite of capabilities are a perfect fit. Our companies also share a strong commitment to integrity, ethics, accountability, quality and ingenuity.

5.	Will there be personnel reductions or facility closures? Who will make these decisions?

Our goal is to build a company that is the best of the best in the industry. Once this transaction has closed, we will employ a collaborative process for combining our capabilities and talent, ensuring a smooth and efficient integration.

At close, DRC will be a wholly-owned subsidiary of Engility. We intend to implement a collaborative integration plan in 2014, so the companies can go forward as a combined business in 2015. As is standard, all decisions regarding facilities will be reviewed as part of a comprehensive integration process.

We are committed to open, honest and transparent dialogue and moving forward, we will share updates with you throughout the integration process. Although, we may not have all the answers right away, we are committed to communicating as much information as we can in a timely and efficient manner.

6.	What is the impact to employees’ day-to-day activities and responsibilities?

Employees are vital to the success of our business. All of our people should continue to work hard and do an excellent job just as they always have. We expect that there will be minimal disruption of your day-to-day.

Once this transaction has closed, we will employ a collaborative process for combining our capabilities and talent, ensuring a smooth and efficient integration.

7.	When do you expect to close the transaction?

The proposed transaction is anticipated to close during the first quarter of 2014, subject to customary conditions and approvals.

Completion of the transaction is subject to, among other things, the valid tender without withdrawal of a two-thirds majority of the outstanding shares of DRC common stock, regulatory approvals including approval under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and other customary closing conditions. The HSR Act imposes notification and waiting period obligations on parties to certain mergers, acquisitions, formations of joint ventures and unincorporated entities, and other transactions.

8.	What can Engility employees expect in the interim?

We are excited about the additional opportunities and value that this transaction represents for our collective business, our customers, our employees and our shareholders.

Employees are vital to the success of our business. All of our people should continue to work hard and do an excellent job just as they always have. The most important thing you can do is to continue to provide the best service to customers.

Once this transaction has closed, we will employ a collaborative process for combining our capabilities and talent, ensuring a smooth and efficient integration.

9.	What should employees tell customers and others who ask about the transaction? To whom should questions be referred?

Our goal throughout the process is to provide our customers the best services and service level possible — they can continue to count on 24/7 support.

If you receive any external inquiries please inform your manager.

Only authorized spokespersons from the company should speak to the media or investment community. If you receive a call from the media or analyst/investor requesting information, please forward all inquiries to the following contacts at Engility:

•	Dave.Spille@engilitycorp.com

•	Eric.Ruff@engilitycorp.com

10.	As an employee, where can I get more information about this transaction?

INSIGHT will be a helpful information source for you and we encourage you to visit the homepage where news and updates will be posted on a regular basis. If you have questions, please reach out to your manager directly. You should also feel free to email questions to DRC@engilitycorp.com

We are committed to communicating as much information as we can in a timely and efficient manner.

Additional Information

The tender offer for the outstanding shares of common stock of Dynamics Research Corporation (“DRC”) described in this communication has not yet commenced. This communication is for informational purposes only and is not an offer to purchase any shares of DRC or a solicitation of an offer to sell securities. At the time the tender offer is commenced, Engility will file a tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and related documents, with the United States Securities and Exchange Commission (the “SEC”) and DRC will file a solicitation/recommendation statement on Schedule 14D-9 with the SEC. The tender offer statement (including an offer to purchase, a related letter of transmittal and other offer documents) and the solicitation/recommendation statement will contain important information that should be read carefully before any decision is made with respect to the tender offer. Such materials will be made available to DRC stockholders at no expense to them. In addition, such materials (and all other offer documents filed with the SEC) will be available at no charge on the SEC’s website at www.sec.gov.